Exhibit (a)(58)
JANUS INVESTMENT FUND
Certificate of Termination
of
INTECH U.S. Managed Volatility Fund II
The undersigned, being the duly elected and qualified Secretary of Janus Investment Fund, a trust with transferable shares under the laws of Massachusetts (the “Trust”) authorized to establish one or more series or funds, which was organized pursuant to an Agreement and Declaration of Trust dated February 11, 1986 (as amended and restated March 18, 2003, and may be further amended, the “Declaration”), DOES HEREBY CERTIFY that:
Pursuant to Section 7.2 of the Declaration, at a meeting of the Trustees of the Trust duly called and held on November 5, 2014, at which a quorum was present and acting throughout, the Independent Trustees adopted resolutions approving an Agreement and Plan of Reorganization and other related matters to merge INTECH U.S. Managed Volatility Fund II into INTECH U.S. Managed Volatility Fund, each a separate portfolio of the Trust, after which INTECH U.S. Managed Volatility Fund II would be terminated. Copies of the resolutions and Agreement and Plan of Reorganization with respect to the merger of INTECH U.S. Managed Volatility Fund II into INTECH U.S. Managed Volatility Fund approved at the Trustees’ November 5, 2014 meeting are attached to this Certificate as Exhibit A.
NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS that INTECH U.S. Managed Volatility Fund II be, and it is hereby, TERMINATED, effective April 27, 2015.
IN WITNESS WHEREOF, the undersigned has hereunto set her hand on the date set opposite her signature below.

Date: April 29, 2015	/s/ Stephanie Grauerholz
Stephanie Grauerholz
Secretary

EXHIBIT A
TRUSTEE RESOLUTIONS
November 5, 2014
RESOLVED, that the Agreement and Plan of Reorganization (“Plan”) providing for the transfer of all of the assets of INTECH U.S. Managed Volatility Fund II (formerly “INTECH U.S. Growth Fund” and for purposes herein, “U.S. Growth Fund”) to INTECH U.S. Managed Volatility Fund (formerly, “INTECH U.S. Value Fund” and for purposes herein, “U.S. Value Fund,” and together with U.S. Growth Fund, the “Funds” or each separately, a “Fund”), each a series of Janus Investment Fund (“JIF” or the “Trust”) in exchange for shares of U.S. Value Fund and the assumption of all of the liabilities of U.S. Growth Fund, and the subsequent termination, liquidation and dissolution of U.S. Growth Fund (the “Reorganization”), be, and the same hereby is, approved in substantially the form presented to this meeting, with such further changes thereto as the officers of JIF, on advice of counsel, may deem necessary or desirable, such determination to be conclusively evidenced by such changes;
FURTHER RESOLVED, that the Trustees of JIF hereby determine that the Plan and the transactions contemplated thereunder are in the best interests of each of U.S. Growth Fund and U.S. Value Fund, and that the interests of existing shareholders of each Fund will not be diluted as a result of the Reorganization;
FURTHER RESOLVED, that the preliminary merger materials presented to this meeting contained in a Prospectus/Information Statement on Form N-14 be, and they hereby are, approved with such changes as discussed at this meeting, and subject to review by the Trustees’ Legal and Regulatory Committee and Trustees’ counsel; that the filing of preliminary and definitive N-14 materials with the Securities and Exchange Commission (the “SEC”) and other regulatory agencies, including various state securities commissions, as appropriate, be, and it hereby is, authorized and approved; and that the mailing to shareholders of U.S. Growth Fund of definitive materials, with such changes to the preliminary materials as may be approved by the officers of the Funds, upon the advice of counsel, be, and it hereby is, authorized;
FURTHER RESOLVED, that in order to effectuate the Plan, the officers of the Trust are authorized to issue shares of U.S. Value Fund (Classes A, C, I, S, N and T Shares, the “Shares”) and to exchange those Shares so issued as described in the Plan in accordance with the terms thereof, and that such Shares shall be validly issued, fully paid and nonassessable;
FURTHER RESOLVED, that any validly issued, fully paid and nonassessable Shares so issued may be represented by entries on the records of U.S. Value Fund indicating that such Shares are outstanding;

FURTHER RESOLVED, that dividends on U.S. Growth Fund’s shares and U.S. Value Fund’s shares, as applicable, consisting of substantially all of their undistributed taxable net investment income and undistributed taxable capital gains, if any, are declared payable to the shareholders of record as of the date contemplated by the Plan, payable prior to or on the date of the Reorganization;
FURTHER RESOLVED, that the proposal to close U.S. Growth Fund to new shareholders is in the best interests of U.S. Growth Fund and its shareholders and is hereby approved, effective as of the record date determined for sending U.S. Growth Fund shareholders the Prospectus/Information Statement, or as of date to be determined by the officers of the Trust, consistent with the discussions at this meeting;
FURTHER RESOLVED, that the Trustees approve the waiver of any applicable contingent deferred sales charges on the redemption of Class A Shares and Class C Shares of U.S. Growth Fund, effective as of a date to be determined by the officers of the Trust;
FURTHER RESOLVED, that the Trustees determine that closing INTECH U.S. Core Fund to new investors in accordance with the terms presented at this meeting is in the best interests of INTECH U.S. Core Fund and its shareholders, and such closing is hereby approved, as presented at this meeting, effective on or about May 1, 2015;
FURTHER RESOLVED, that, to the extent deemed necessary or appropriate, the officers of the Trust are hereby authorized to prepare, or cause to be prepared, an amendment and/or supplement to the Trust’s Registration Statement on Form N-1A, pursuant to the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (“1940 Act”), and are authorized to file or cause to be filed with the SEC such amendment and/or supplement relating to the transactions contemplated by the foregoing resolutions;
FURTHER RESOLVED, that the Trustees recognize powers of attorney previously executed by them with respect to any such amendments to JIF’s registration statement filings and authorize Janus Capital Management LLC (“Janus Capital) to rely on such powers of attorney with respect to any such filings as necessary or appropriate;
FURTHER RESOLVED, that assuming consummation of the Reorganization, JIF’s Amended and Restated Agreement and Declaration of Trust be amended by the execution of a Certificate of Termination and Liquidation for terminating and liquidating U.S. Growth Fund (“Certificate”), and that the appropriate officers of JIF are authorized and directed to execute the Certificate and to file it with the Secretary of State of the Commonwealth of Massachusetts; and

FURTHER RESOLVED, that the officers of the Trust are authorized to execute and deliver the Plan and such other instruments, certificates and other documents, make all filings, and perform such other acts as they determine to be necessary or desirable to carry out the transactions contemplated by the Plan and to effect the foregoing resolutions.

STATE OF COLORADO	)
	)	ss.
COUNTY OF DENVER	)
     BEFORE ME, the undersigned authority, on this day personally appeared Stephanie Grauerholz, Secretary of Janus Investment Fund, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed in the capacity therein stated.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 29th day of April, 2015.
My Commission Expires:
06/16/2015
[Notary Seal]

/s/ Lynn M. Donaldson-Otto
Lynn M. Donaldson-Otto, Notary Public

AGREEMENT AND PLAN OF REORGANIZATION
     THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of this 24th day of April, 2015 by Janus Investment Fund, a Massachusetts business trust (the “Trust”), on behalf of INTECH U.S. Managed Volatility Fund II, a series of the Trust (the “Target Fund”), and INTECH U.S. Managed Volatility Fund, a series of the Trust (the “Acquiring Fund,” and collectively with the Target Fund, the “Funds”).
     All references in this Agreement to action taken by the Target Fund or the Acquiring Fund shall be deemed to refer to action taken by the Trust on behalf of the respective portfolio series.
     This Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”). The reorganization (the “Reorganization”) will consist of the transfer by the Target Fund of all or substantially all of its assets to the Acquiring Fund, in exchange solely for Class A, Class C, Class I, Class S, Class N, and Class T voting shares of beneficial interest in the Acquiring Fund (the “Acquiring Fund Shares”) having an aggregate net asset value equal to the aggregate net asset value of the same class of shares of the Target Fund, the assumption by the Acquiring Fund of all the liabilities of the Target Fund, and the distribution of the Class A, Class C, Class I, Class S, Class N, and Class T Acquiring Fund Shares to the shareholders of the Target Fund in complete liquidation of the Target Fund, all upon the terms and conditions hereinafter set forth in this Agreement.
     WHEREAS, the Board of Trustees of the Trust has determined that it is in the best interest of each of the Target Fund and the Acquiring Fund that the assets of the Target Fund be acquired by the Acquiring Fund pursuant to this Agreement and in accordance with the applicable statutes of the Commonwealth of Massachusetts, and that the interests of existing shareholders of the Funds will not be diluted as a result of this transaction;
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:
1. PLAN OF REORGANIZATION
     1.1 Subject to the terms and conditions herein set forth, (i) the Target Fund shall transfer all or substantially all of its assets, as set forth in paragraph 1.2, to the Acquiring Fund, (ii) the Acquiring Fund shall deliver to the Target Fund full and fractional Class A, Class C, Class I, Class S, Class N, and Class T Acquiring Fund Shares, in each case, having an aggregate net asset value equal to the value of the aggregate net assets of the same class of shares of the Target Fund as of the close of regular session trading on the New York Stock Exchange on the Closing Date, as set forth in paragraph 2.1 (the “Closing Date”) and (iii) the Acquiring Fund shall assume all liabilities of the Target Fund, as set forth in paragraph 1.2. Such transactions shall take place at the closing provided for in paragraph 2.1 (the “Closing”).

     1.2 The assets of the Target Fund to be acquired by the Acquiring Fund shall consist of all property, including, without limitation, all cash, securities, commodities and futures interests, and dividends or interest receivable which are owned by the Target Fund and any deferred or prepaid expenses shown as an asset on the books of the Target Fund as of the Closing. The Acquiring Fund will assume all of the liabilities, expenses, costs, charges and reserves of the Target Fund of any kind, whether absolute, accrued, contingent or otherwise in existence as of the Closing.
     1.3 The Target Fund will distribute pro rata to its shareholders of record, determined as of immediately after the close of business on the Closing Date (the “Current Shareholders”), the Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares received by the Trust pursuant to paragraph 1.1. Such distribution and liquidation will be accomplished by the transfer of the Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares then credited to the accounts of the Target Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Class A, Class C, Class I, Class S, Class, Class N, and Class T Current Shareholders, respectively, and representing the pro rata number of the Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares due to such shareholders. All issued and outstanding shares of the Target Fund will simultaneously be canceled on the books of the Trust. The Acquiring Fund shall not issue certificates representing the Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares in connection with such exchange. Ownership of Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares will be shown on the books of the Trust’s transfer agent. As soon as practicable after the Closing, but in no event later than 12 months after the Closing Date, the Trust shall take all steps necessary to effect a complete liquidation and dissolution pursuant to applicable state law of the Target Fund.
2. CLOSING AND CLOSING DATE
     2.1 The Closing Date shall be April 24, 2015, or such other date as the parties may agree to in writing. All acts taking place at the Closing shall be deemed to take place simultaneously as of immediately after the close of business on the Closing Date unless otherwise agreed to by the parties. The close of business on the Closing Date shall be as of the close of regular session trading on the New York Stock Exchange. The Closing shall be held at the offices of Janus Capital Management LLC (“JCM”), 151 Detroit Street, Denver, Colorado 80206-4805, or at such other time and/or place as the parties may agree.
     2.2 The Trust shall cause Janus Services LLC (the “Transfer Agent”), transfer agent of the Target Fund, to deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Current Shareholders and the number, class, and percentage ownership of outstanding shares of the Target Fund owned by each such shareholder immediately prior to the Closing. The Acquiring Fund shall issue and deliver a confirmation evidencing the Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares to be credited on the Closing Date to the Secretary of the Trust or provide evidence satisfactory to the Trust that such Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares have been credited to the accounts of the Target Fund on the books of the Acquiring Fund. At the Closing, each party shall deliver to the other such bills of sales, checks, assignments, share certificates, if any, receipts or other documents as such other party or its counsel may reasonably request.
3. REPRESENTATIONS AND WARRANTIES
     3.1 The Trust, on behalf of the Target Fund, hereby represents and warrants to the Acquiring Fund as follows:
     (i) the Trust is duly organized and existing under its Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust;”
     (ii) the Trust has full power and authority to execute, deliver and carry out the terms of this Agreement on behalf of the Target Fund;
     (iii) the execution and delivery of this Agreement on behalf of the Target Fund and the consummation of the transactions contemplated hereby are duly authorized and no other proceedings on the part of the Trust or the shareholders of the Target Fund are necessary to authorize this Agreement and the transactions contemplated hereby;
     (iv) this Agreement has been duly executed by the Trust on behalf of the Target Fund and constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors’ rights generally, and general equitable principles;
     (v) neither the execution and delivery of this Agreement by the Trust on behalf of the Target Fund, nor the consummation by the Trust on behalf of the Target Fund of the transactions contemplated hereby, will conflict with, result in a breach or violation of or constitute (or with notice, lapse of time or both) a breach of or default under, the Declaration of Trust or the Amended and Restated Bylaws of the Trust (“Bylaws”), as each may be amended, or any statute, regulation, order, judgment or decree, or any instrument, contract or other agreement to which the Trust is a party or by which the Trust or any of its assets is subject or bound;
     (vi) the unaudited statement of assets and liabilities of the Target Fund as of the Closing Date, determined in accordance with generally accepted accounting principles consistently applied from the prior audited period, accurately reflects all liabilities of the Target Fund as of the Closing;
     (vii) no authorization, consent or approval of any governmental or other public body or authority or any other party is necessary for the execution and delivery of this Agreement by the Trust on behalf of the Target Fund or the consummation of any transactions contemplated hereby by the Trust, other than as shall be obtained at or prior to the Closing;

     (viii) all federal, state, local, and other tax returns and reports of the Target Fund required by law to be filed by it (taking into account permitted extensions for filing) have been timely filed and are complete and correct in all material respects. All federal, state, local, and other taxes of the Target Fund required to be paid (whether or not shown on any such return or report) have been paid, or provision shall have been made for the payment thereof and any such unpaid taxes are properly reflected on the financial statements referred to in subparagraph 3.1(vi) above. To the best of the Target Fund’s knowledge, no tax authority is currently auditing or preparing to audit the Target Fund, and no assessment for taxes, interest, additions to tax or penalties has been asserted against the Target Fund; and
     (ix) For each taxable year of its operations (including the taxable year ending on the Closing Date), the Target Fund has been or will be treated as a separate corporation for federal income tax purposes pursuant to Section 851(g) of the Code, has met or will meet the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such, has been and will be eligible to compute and has computed and will compute its federal income tax under Section 852 of the Code, and will have distributed on or prior to the Closing Date all of its investment company taxable income (determined without regard to the deduction for dividends paid), the excess of its interest income excludable from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code, and its net capital gain (as such terms are defined in the Code) that has accrued or will accrue on or prior to the Closing Date.
     3.2 The Trust, on behalf of the Acquiring Fund, hereby represents and warrants to the Target Fund as follows:
     (i) the Trust is duly organized and existing under its Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust;”
     (ii) the Trust has full power and authority to execute, deliver and carry out the terms of this Agreement on behalf of the Acquiring Fund;
     (iii) the execution and delivery of this Agreement on behalf of the Acquiring Fund and the consummation of the transactions contemplated hereby are duly authorized and no other proceedings on the part of the Trust or the shareholders of the Acquiring Fund are necessary to authorize this Agreement and the transactions contemplated hereby;
     (iv) this Agreement has been duly executed by the Trust on behalf of the Acquiring Fund and constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors’ rights generally, and general equitable principles;
     (v) neither the execution and delivery of this Agreement by the Trust on behalf of the Acquiring Fund, nor the consummation by the Trust on behalf of the Acquiring Fund of the transactions contemplated hereby, will conflict with, result in a breach or violation of or constitute (or with notice, lapse of time or both constitute) a breach of or default under, the

Declaration of Trust or the Bylaws of the Trust, as each may be amended, or any statute, regulation, order, judgment or decree, or any instrument, contract or other agreement to which the Trust is a party or by which the Trust or any of its assets is subject or bound;
     (vi) the net asset value per share of a Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares as of the close of regular session trading on the New York Stock Exchange on the Closing Date reflects all liabilities of the Acquiring Fund as of that time and date;
     (vii) no authorization, consent or approval of any governmental or other public body or authority or any other party is necessary for the execution and delivery of this Agreement by the Trust on behalf of the Acquiring Fund or the consummation of any transactions contemplated hereby by the Trust, other than as shall be obtained at or prior to the Closing;
     (viii) all federal, state, local, and other tax returns and reports of the Acquiring Fund required by law to be filed by it (taking into account permitted extensions for filing) have been timely filed and are complete and correct in all material respects. All federal, state, local, and other taxes of the Acquiring Fund required to be paid (whether or not shown on any such return or report) have been paid or provision shall have been made for their payment and any such unpaid taxes are properly reflected in the liabilities referred to in subparagraph 3.2(vi) above. To the best of the Acquiring Fund’s knowledge, no tax authority is currently auditing or preparing to audit the Acquiring Fund, and no assessment for taxes, interest, additions to tax or penalties has been asserted against the Acquiring Fund; and
     (ix) For each taxable year of its operations, the Acquiring Fund has been treated as a separate corporation for federal income tax purposes pursuant to Section 851(g) of the Code, has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such, has been eligible to compute and has computed its federal income tax under Section 852 of the Code. In addition, the Acquiring Fund will satisfy each of the foregoing with respect to its taxable year that includes the Closing Date.
4. CONDITIONS PRECEDENT
     4.1 The obligations of the Trust on behalf of the Target Fund and the Trust on behalf of the Acquiring Fund to effectuate the Reorganization shall be subject to the satisfaction of the following conditions:
     (i) The Trust shall have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form N-14 under the Securities Act of 1933, as amended (the “Securities Act”) and such amendment or amendments thereto as are determined by the Board of Trustees of the Trust and/or the officers of the Trust to be necessary and appropriate to effect the registration of the Class A, Class C, Class I, Class S, Class N and Class T Acquiring Fund Shares (the “Registration Statement”), and the Registration Statement shall have become effective, and no stop-order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the Commission (and not withdrawn or terminated);

     (ii) The Class A, Class C, Class I, Class S, Class N, and Class T Acquiring Fund Shares shall have been duly qualified for offering to the public in all states in which such qualification is required for consummation of the transactions contemplated hereunder;
     (iii) All representations and warranties of the Trust on behalf of the Target Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if then made, and the Trust on behalf of the Acquiring Fund shall have received a certificate of an officer of the Trust acting on behalf of the Target Fund to that effect in form and substance reasonably satisfactory to the Trust on behalf of the Acquiring Fund;
     (iv) All representations and warranties of the Trust on behalf of the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, with the same force and effect as if then made, and the Trust on behalf of the Target Fund shall have received a certificate of an officer of the Trust acting on behalf of the Acquiring Fund to that effect in form and substance reasonably satisfactory to the Trust on behalf of the Target Fund;
     (v) The Trust shall have received the opinion of Vedder Price, P.C. substantially to the effect that, based upon certain facts, assumptions, and representations, the transaction contemplated by this Agreement shall constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code. No opinion will be expressed as to (a) the effect of the Reorganization on the Target Fund, the Acquiring Fund, or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year (or on the termination thereof) or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, or (b) any other federal tax issues (except those set forth above) and all state, local, or foreign tax issues of any kind. Such opinion shall be based on customary assumptions and such representations as Vedder Price, P.C. may reasonably request of the Funds, and the Target Fund and the Acquiring Fund will cooperate to make and certify the accuracy of such representations. Notwithstanding anything herein to the contrary, neither the Acquiring Fund nor the Target Fund may waive the condition set forth in this paragraph 4.1(v);
     (vi) the Target Fund shall have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders at least all of the Target Fund’s investment company taxable income for all taxable periods ending on or before the Closing Date (computed without regard to any deduction for dividends paid), if any, plus the excess of its interest income excludible from gross income under Section 103(a) of the Code, if any, over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for all taxable periods ending on or before the Closing Date and all of its net capital gains realized in all taxable periods ending on or before the Closing Date (after reduction for any available capital loss carryforward).

5. TAX STATUS OF REORGANIZATION.
     The intention of the parties is that the Reorganization will qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the Target Fund, the Acquiring Fund, or the Trust shall take any action, or cause any action to be taken (including, without limitation, the filing of any tax return), that is inconsistent with such treatment or results in the failure of the transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code. At or prior to the Closing, the Target Fund, the Acquiring Fund, and the Trust will take such action, or cause such action to be taken, as is reasonably necessary to enable counsel to render the tax opinion contemplated herein in paragraph 4.1(v).
6. EXPENSES
     6.1 JCM agrees that it will bear all costs and expenses of the Reorganization; provided, however, that each of the Acquiring Fund and the Target Fund will each pay any brokerage commissions, dealer mark-ups and similar expenses that it may incur in connection with the purchases or sale of portfolio securities.
     6.2 Notwithstanding the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another party of such expenses would result in the disqualification of the Target Fund or the Acquiring Fund, as the case may be, as a regulated investment company within the meaning of Section 851 of the Code.
7. ENTIRE AGREEMENT
     The Trust agrees on behalf of each of the Target Fund and the Acquiring Fund that this Agreement constitutes the entire agreement between the parties.
8. TERMINATION
     This Agreement and the transactions contemplated hereby may be terminated and abandoned by resolution of the Board of Trustees of the Trust at any time prior to the Closing Date, if circumstances should develop that, in the opinion of the Board of Trustees of the Trust, make proceeding with the Agreement inadvisable.
9. AMENDMENTS
     This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the parties.
10. NOTICES
     Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the parties hereto at their principal place of business.

11. HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF LIABILITY
     11.1 The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     11.2 This Agreement may be executed in any number of counterparts each of which shall be deemed an original.
     11.3 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
     11.4 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
     11.5 It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, consultants, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust, as provided in the Declaration of Trust. The execution and delivery by such officers of the Trust shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust. The Trust is a series company with multiple series and has entered into this Agreement on behalf of each of the Target Fund and the Acquiring Fund.
     11.6 The sole remedy of a party hereto for a breach of any representation or warranty made in this Agreement by the other party shall be an election by the non-breaching party not to complete the transactions contemplated herein.

     IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date set forth above.

ATTEST	JANUS INVESTMENT FUND For and on behalf of the Target Fund
Name: /s/ Lynn M. Donaldson-Otto	By:	/s/ Stephanie Grauerholz
Name: Stephanie Grauerholz
Title: Chief Legal Counsel, Vice President and Secretary

ATTEST	JANUS INVESTMENT FUND For and on behalf of the Acquiring Fund
Name: /s/ Lynn M. Donaldson-Otto	By:	/s/ Heidi W. Hardin
Name: Heidi W. Hardin
Title: Senior Vice President and General Counsel